Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into as of December 5, 2011, by and between Tengion, Inc. (the “Company”), and John L. Miclot (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.           Employment.

(a)           Positions.  The Executive shall be employed by the Company as the President and Chief Executive Officer of the Company, and shall report directly to the Company’s Board of Directors (the “Board”).  The Executive also shall serve as a member of the Board, upon election, without additional compensation.

(b)           Duties.  The Executive shall perform those duties generally required of persons in the position of President and Chief Executive Officer, and such additional executive duties and responsibilities as may be assigned to him by the Board.

(c)           Best Efforts/Exclusivity.  The Executive shall devote his best efforts and full time and attention to the performance of his duties under this Agreement and shall not engage in any other business or occupation.  Notwithstanding the foregoing, nothing herein shall preclude the Executive from serving, with the prior written consent of the Board (which shall not be unreasonably withheld), as a member of the board of directors or advisory boards of non-competing businesses and charitable and civic organizations, so long as such activities do not materially interfere or conflict with his obligations to the Company.  The Executive may retain any compensation he is paid for any of the outside activities permitted under this provision.

(d)           Place of Performance.  The Executive’s principal place of employment shall be at the Company’s facility in Winston-Salem, North Carolina.  Although the Executive need not relocate his residence to the Winston-Salem area, he agrees to be present at the Winston-Salem facility on a full-time basis, subject to activities and travel associated with the performance of his duties.  For a two year period from the effective date above, the Company shall provide Executive a furnished apartment in the Winston-Salem area, and reimbursement for (i) a rental car or automobile lease in Winston-Salem, and (ii) the cost of weekly commuting expenses from the Executive’s homes in Tampa, Florida and Pittsburgh, Pennsylvania.

2.           Compensation and Benefits.

(a)           Base Salary.  The Company shall pay the Executive a salary at the annual rate of no less than $450,000 (such salary, as the same may be increased from time to time as described in this provision, is referred to herein as the “Base Salary”), payable in accordance with the payroll practices of the Company.  The Board shall evaluate the Executive’s performance annually and determine in its sole discretion whether an increase to the Base Salary is appropriate.

(b)           Annual Bonus.  The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), targeted to 50% of the Executive’s then Base Salary.  The award of such an Annual Bonus shall be based upon milestones determined by the Board after consultation with the Executive.  The Board shall determine, in its sole discretion, the extent to which the Executive shall have met the milestones for any fiscal year and, based upon such determination, the actual amount of each year’s Annual Bonus.  The Board will review the foregoing bonus opportunity on an annual basis, based upon the operating plan it approves.  The Annual Bonus earned and payable hereunder shall be paid to the Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than the date that is two and a half (2 ½) months following the end of the fiscal year to which such Annual Bonus relates.

(c)           Equity Awards.  Upon Board approval, the Executive shall be entitled to receive grants (the “Grants”) under the Company’s 2010 Stock Option and Incentive Plan or its successor, a copy of which is attached hereto as Exhibit A and made a part hereof (the “Option and Incentive Plan) as follows: (i) on the effective date above, a non-qualified stock option to purchase 787,750 shares of the Company’s common stock; and (ii) on January 3, 2012, a non-qualified stock option to purchase 393,750 shares of the Company’s common stock and 393,750 shares of restricted stock.  The Grants shall vest over four years (measured from the effective date above), provided that some portion of the Grants may vest on an accelerated basis upon the achievement of certain performance objectives to be determined by the Board after consultation with the Executive and as set forth in that certain Restricted Stock Award Agreement and that certain Non-Qualified Stock Option Agreement to which Executive is a party and which are a part of the Option and Incentive Plan.

Thereafter, the Executive shall be eligible for additional equity awards from time to time, which the Board agrees to consider following the next significant dilutive transaction and on no less than an annual basis.  The grant of such additional equity awards, however, shall be determined by the Board in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Board may determine in its discretion, after consultation with the Executive.  The Grants and all other equity awards (if any) shall be governed in all respects by the terms of the Option and Incentive Plan and the applicable Restricted Stock Award Agreements and Option Agreements, except as specifically provided in Section 3(d)(vi) of this Agreement.

(d)           Change in Control.  Executive shall be entitled to participate in the Tengion, Inc. Change in Control Payment Plan, a copy of which is attached hereto as Exhibit B and made a part hereof, pursuant to its terms and conditions.

(e)           Vacation.  The Executive shall be entitled to vacation, holidays and sick leave at levels commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s policies in effect, but in no event shall the vacation be less than four (4) weeks annually.

(f)           Employee Benefits.  The Executive shall be entitled to participate in the Company’s medical, life insurance, long and short-term disability, dental, retirement and other benefit programs, if any, as may be adopted by the Company from time to time pursuant to their respective terms and conditions.

(g)           Expense Reimbursement.  The Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable business expenses and other disbursements incurred by him during his lifetime for or on behalf of the Company in connection with the performance of his duties hereunder, including expenses for travel, entertainment, lodging and similar items, upon presentation by the Executive to the Company of appropriate documentation thereof.  The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after the Executive submits the request for reimbursement, but not later than December 31 following the calendar year in which the expense is incurred.  The Executive’s right to reimbursement is not subject to liquidation or exchange for another benefit.

3.           Termination of Employment.

(a)           General.  The Executive’s employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of a Disability (as defined below), (iii) a termination by the Company with or without Cause (as defined below), and (iv) a termination by the Executive with or without Good Reason (as defined below).

(b)           Death or Disability.  The Executive’s employment shall terminate automatically upon his death.  The Company may terminate the Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination.  In the event the Executive’s employment is terminated due to his death or Disability, the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:  (A) all accrued but unpaid Base Salary through the date of termination of the Executive’s employment hereunder; (B) payment for accrued and unused vacation time; (C) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 2(g) hereof to the extent incurred prior to termination of employment; and (D) any benefits provided under the Company’s employee benefit plans, in accordance with the terms therein (items A through D collectively, the “Accrued Obligations”).

For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that renders the Executive incapable, with reasonable accommodation, of performing his usual and customary duties as set forth herein for a period of one hundred twenty (120) days during any twelve (12) month period.  Any question as to the existence or extent of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed).

Except as set forth in this Section 3(b), following the Executive’s termination by reason of his death or Disability, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           Termination by the Company for Cause.  The Company may terminate the Executive’s employment for Cause as described in this Section 3(c):

(i)           The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive.  Such written notice shall specify in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based.  The Executive shall be given a reasonable opportunity to meet with the Board to defend such act or acts, or failure or failures to act.

(ii)           In the event the Company terminates the Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations, such amounts to be paid at the same time they would otherwise be paid to the Executive had no such termination occurred.  Following such termination of the Executive’s employment for Cause, except as set forth in this Section 3(c)(ii), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Cause” shall mean: (A) the Executive’s conviction of, or a plea of guilty or nolo contendre to, a felony or crime of moral turpitude; (B) the Executive’s embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Executive’s deliberate and continual failure to perform the material duties of his position (other than as a result of a Disability); (D) the Executive’s dishonesty, willful or gross misconduct, or illegal conduct in connection with the Executive’s employment with the Company, which, in the Board’s reasonable judgment, will result in material damage to the business or reputation of the Company; or (E) the Executive’s breach of any of the following Sections of this Agreement: 1(c), 1(d), 5(a), 5(b), 5(f), 5(g) or 5(h).

(d)           Termination by the Company without Cause.  The Company may terminate the Executive’s employment at any time without Cause, effective thirty (30) days following the Executive’s receipt of written notice of such termination.  In the event the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), the Executive shall be entitled to:

(i)           the Accrued Obligations;

(ii)           continued payment of Executive’s then current Base Salary, in accordance with the payroll practices of the Company, for a period equal to twelve (12) months;

(iii)           any unpaid Annual Bonus earned in respect to any completed calendar year but not yet paid, to be paid at the same time it otherwise would be paid had no such termination of employment occurred;

(iv)           a pro-rated Annual Bonus at 100% of target for the year in which employment terminates, calculated by dividing the number of days the Executive was employed by the Company that year by 365, and paid at the same time it otherwise would be paid had no such termination occurred;

(v)           continued coverage for Executive under the Company’s group health plans (e.g., medical, dental, vision, hearing, prescription drug) for a period of twelve (12) months, during which period the Executive shall pay only the portion of the premium that he would have paid if he had continued as an active employee of the Company, followed thereafter by COBRA continuation coverage at the Executive’s expense; and

(vi)           immediate vesting of 25% of the number of any restricted shares and stock options that, as of the effective date of the termination of Executive’s employment, are outstanding but not yet vested, with the remainder of the unvested shares subject to immediate forfeiture.

Following such termination of the Executive’s employment by the Company without Cause, except as set forth in this Section 3(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by the Executive with Good Reason.  The Executive may terminate employment for Good Reason as described in this Section 3(e):

(i)           The Executive may terminate his employment with Good Reason by providing the Company thirty (30) days written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event.  During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the thirty (30) day notice period.

(ii)           In the event of the Executive’s termination for Good Reason, the Executive shall be entitled to the same payments and other benefits as provided in Section 3(d)(i) through (vi) above for a termination without Cause.  Following such termination of the Executive’s employment by the Executive with Good Reason, except as set forth in this Section 3(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (A) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein; (B) a reduction by the Company in the Executive’s Base Salary (other than pursuant to an across-the-board reduction in the compensation of all senior management; provided that such reduction is proportionately equal amongst all such members of senior management); (C) the relocation of the Executive’s principal place of employment to a location that is beyond a 50 mile radius from his principal place of employment as of the date hereof; or (D) the Company’s breach of any other material provision of this Agreement.

(f)           Termination by the Executive without Good Reason.  The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days written notice of such termination.  In the event of a termination of employment by the Executive without Good Reason, the Executive shall be entitled to the Accrued Obligations.

Following such termination of the Executive’s employment by the Executive without Good Reason, except as set forth in this Section 3(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)           Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 3 (other than the Accrued Obligations), the Executive shall have executed a general release of claims in favor of the Company and in a form acceptable to the Company, and any waiting or revocation periods contained in such release shall have expired.

4.           Compliance with Section 409A.  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

5.           Restrictive Covenants and Representations.

(a)           Confidential Information.  The Executive agrees that, during his employment and for a period of five (5) years thereafter, he shall hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company and its parents, subsidiaries and affiliates, except that he may disclose such information pursuant to law, court order, regulation or similar order.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its parents, subsidiaries and affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets.  The Executive hereby agrees that, upon the termination of this Agreement, he shall not take, without the prior written consent of the Company, any document (in whatever form) of the Company or its parents, subsidiaries or affiliates, which is of a confidential nature relating to the Company or its parents, subsidiaries or affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(b)           Non-Competition/Non-Solicitation.  The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that the Executive’s services will be of special, unique and extraordinary value to the Company.  Accordingly, the Executive agrees that at any time during his employment, and for a period of twelve (12) months after the Executive’s date of termination of employment for any reason (such twelve (12)-month period referred to as the “Restricted Period”), the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business, that has or seeks to develop products or programs that are directly competitive with any products or programs then offered or under development by the Company (a “Competing Business”).  Nor will Executive during the Restricted Period solicit on behalf of a Competing Business the services of an individual who was an employee of the Company at any time during the last twelve (12) months of the Executive’s employment, except any such individual whose employment has been terminated by the Company.

(c)           Blue Pencil.  It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and policies in the jurisdiction in which enforcement is sought.  Accordingly, if any particular provision or clause of this Section 5 shall be adjudicated to be invalid or unenforceable, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable.

(d)           Injunctive Relief.  If there is a breach or threatened breach of the provisions or clauses of Section 5 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

(e)           Return of Property.  Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office, or communications equipment (e.g., facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession.  The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Confidential Information or Company inventions, and shall remove from any personal computing or communications equipment all information relating to the Company.

(f)           Non-Disparagement.  The Executive agrees that he will not disparage the Company, its subsidiaries and parents, and their respective Executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.  The Company shall not make any disparaging or negative remarks, either oral or in writing, regarding the Executive.

(g)           Cooperation.  During his employment and thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with the Executive’s personal schedule or ability to engage in gainful employment.  In the event the Company requires the Executive’s cooperation in accordance with this subsection 5(g), the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals and reasonable attorneys’ fees) incurred by the Executive in connection with such cooperation, subject to reasonable documentation.

(h)           Executive Representations.  The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder.  In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that he has with any other employer, person or entity.  The Executive covenants that in connection with his provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

6.           Survivability.  The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7.           Assignment.  This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation, or other entity that has purchased all or substantially all of the assets of the Company, provided such assignee assumes any and all of the liabilities of the Company hereunder; provided, however, that the Company shall provide the Executive with written notice of such assignment.  The duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

8.           Entire Agreement; Amendment.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and by the Executive.  This Agreement supersedes the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement.

9.           Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

10.           Beneficiaries/References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof.  In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

11.           Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

12.           Indemnification and Insurance.  The Company agrees to indemnify and hold the Executive harmless to the fullest extent permitted by law and under the bylaws of the Company, both as in effect at the time of the subject act or omission.  In connection therewith, the Company shall maintain insurance for the benefit of the Company’s directors and officers, including the Executive, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been a director, officer or employee of the Company.  This provision shall survive any termination of the Executive’s employment hereunder.

13.           Notices.  Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, to the Executive at his home address at _____________________, or, in the case of the Company, to Tengion, Inc., 2900 Potshop Lane, Suite 100, East Norriton, Pennsylvania, 19403, Attention:  General Counsel, or to such other officer or address as the Company shall notify Executive.

14.           Governing Law/Jurisdiction.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.  The parties agree to submit to the jurisdiction and venue of the state and federal courts located in Pennsylvania if there is any claim that this Agreement has been breached.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

16.           Headings.  The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ John L. Miclot
_______________________
John L. Miclot

TENGION, INC.

By: __/s/ David I. Scheer_________
Name: _David I. Scheer__________
Its: Chairman of the Board _______